                                                                    EXHIBIT 99.4


                      ADEQUACY OF GAAP RESERVES FOR THE
                      INDIVIDUAL DISABILITY BUSINESS AT
                    THE PAUL REVERE INSURANCE CORPORATION



















                                Date:           November 6, 1996



                                by:             /s/ David E. Scarlett
                                                ----------------------------
                                                David E. Scarlett, FSA, MAAA
                                                Consulting Actuary

                              TABLE OF CONTENTS




I.      Introduction, Scope and Limitations. . . . . . . . . . . . . .    1

II.     Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

III.    Calculation Methodology. . . . . . . . . . . . . . . . . . . .    5

IV.     Data Reliance. . . . . . . . . . . . . . . . . . . . . . . . .    7


                                  APPENDICES


A.      Assumptions for Gross Premium Valuation. . . . . . . . . . .  A - 1

B.      Description of the Model . . . . . . . . . . . . . . . . . .  B - 1

C.      Claim Reserve Testing. . . . . . . . . . . . . . . . . . . .  C - 1

Section I.  Introduction, Scope and Limitations
--------------------------------------------------------------------------------

Milliman & Robertson, Inc. (M&R), was retained by the Paul Revere Corporation (Paul Revere) to review and provide an opinion regarding the actuarial adequacy of its individual disability reserves as reported on a generally accepted accounting principles (GAAP) basis as of September 30, 1996. The Paul Revere Corporation includes The Paul Revere Life Insurance Company, The Paul Revere Variable Annuity Insurance Company, and the Paul Revere Protective Life Insurance Company. The project began in mid-August, the specifics of which are described in my engagement letter dated October 15, 1996.

I, David E. Scarlett, am a consulting actuary with Milliman & Robertson, Inc.
I am a member of the American Academy of Actuaries and meet its qualification standards for rendering this opinion. In undertaking this review and forming my opinion, I was guided by the Actuarial Standards of Practice (ASOPs) that are promulgated by the Actuarial Standards Board (ASB). Specifically, the ASOPs which I relied on included ASOP No. 5, Incurred Health Claim Liabilities, ASOP No. 10, Methods and Assumptions for Use in Stock Life Insurance Company Financial Statements Prepared in Accordance with GAAP, and ASOP No. 23, Data Quality.

Any reader of this report should possess a substantial level of expertise in the areas relevant to this analysis in order to appreciate the significance of the assumptions employed and the impact of these assumptions on the calculation results. The reader should be advised by, among other experts, an actuary or other professional competent in the areas of actuarial valuation and reserve adequacy analysis so as not to misinterpret any of the results.

The study of Paul Revere's GAAP reserves is based on carefully constructed projections of operating results incorporating estimates of future morbidity, mortality, voluntary lapses, operating expenses, investment earnings, and related factors. The assumptions utilized in the study are based on analysis of Paul Revere's historical experience, judgement, typical industry assumptions, and anticipated future trends; other actuaries' analyses of the same data could lead to different assumptions. Although we believe that the choice of these assumptions is appropriate for the purpose of the analysis, there is no expectation that actual experience will conform to these assumptions. It is highly probable that actual experience will develop differently from that projected. If actual experience develops on a basis more favorable to the Company than the assumptions utilized in the projections, then reserve margins will result (i.e., a lower reserve than the Company is holding would be sufficient to meet future obligations); if actual experience develops on a less favorable basis, then reserve deficiencies will result (i.e., a higher reserve than the Company is holding would be required).

Data Reliance

In conducting our analysis, M&R relied exclusively upon information provided by Paul Revere, the principal items of which are listed in Section IV of this report. M&R did not audit nor independently verify any of the information furnished, except that we did review the data for reasonableness and consistency. To the extent that any of the data or other information supplied to us was incorrect or inaccurate, the results of our analysis could be materially affected.

Software Reliance

Calculations underlying the analysis of Paul Revere's 9/30/96 GAAP reserves were carried out by Paul Revere personnel, under M&R's direction and supervision, using models and software systems developed, leased, or otherwise acquired by Paul Revere. Paul Revere personnel conducted tests to verify the accuracy of these computer models and software systems. M&R personnel reviewed the calculations for reasonableness and consistency. M&R did not, however, audit or independently verify the accuracy of the computer models and software systems utilized in the calculations that I relied upon for my opinion in this report.

Distribution

This report is intended only for the internal use of Paul Revere management and its advisors. It may be made available to other parties only with the prior written consent of M&R. No use of this report may be made in any public filing, such as public filing with the Securities and Exchange Commission or state insurance departments, without the prior written consent of M&R. Any distribution of this report must include the entire report with appendices.

SECTION II.   OPINION
--------------------------------------------------------------------------------
In June of 1996, Paul Revere determined that the adequacy of the GAAP reserves (active and claim) needed to be studied. To study the adequacy of the 9/30/96 GAAP active life reserves, Paul Revere calculated a gross premium reserve
(i.e., present value of future expected benefits, commissions, and maintenance expenses less the present value of future expected premiums) as of 9/30/96 and compared this amount to the net GAAP liability (i.e., GAAP active life reserve less deferred acquisition expense asset and similar assets) established by the Company at 9/30/96. To study the adequacy of the 9/30/96 GAAP claim reserves, Paul Revere calculated a breakeven claim reserve as of 9/30/96 using recent actual experience trended forward to 6/30/97 and compared this liability to the current 9/30/96 GAAP claim reserve. The results of these studies indicated that Paul Revere's 9/30/96 GAAP reserves needed to be increased by an additional $380 million.

Paul Revere strengthened reserves by the amount stated above, and reported the following consolidated GAAP balances for individual disability insurance as of 9/30/96 (millions of U.S. dollars):



       ===================================================================
                  CONSOLIDATED (STRENGTHENED) GAAP BALANCES FOR
             PAUL REVERE'S INDIVIDUAL DISABILITY INSURANCE BUSINESS
       ===================================================================
       Active Life and Claim Reserve Liability                    $3,118.8
       -------------------------------------------------------------------
       Deferred Acquisition Expense Asset and Similar Assets    -    962.5
       -------------------------------------------------------------------
       Net GAAP Liability                                       = $2,156.3
       ===================================================================


I have examined the actuarial assumptions and actuarial methods used in determining the liabilities listed in the table above, and it is my opinion that the Net GAAP Liability shown in the table above, together with future revenues from policies in force as of 9/30/96, is adequate to cover future policy obligations and maintenance costs, excluding overhead expenses. Further, it is my opinion that this Net GAAP Liability is based on "best estimate" assumptions, which include no explicit or implicit margin for adverse deviation.

If actual experience develops on a basis more favorable to the Company than the assumptions utilized in the projections, then reserve margins will result (i.e., a lower reserve than the Company is holding would be sufficient to meet future obligations); if actual experience develops on a less favorable basis, then reserve deficiencies will result (i.e., a higher reserve than the Company is holding would be required). Paul Revere needs to monitor experience as it develops; if experience is less favorable than these "best estimates" assumptions, then additional reserve strengthening should be considered.

It is my understanding that accounting standards do not permit any provision for overhead expenses in a loss recognition calculation. Therefore, my analysis and opinion exclude the effect of any overhead expenses allocated to the individual disability line of business.

The reader of this report needs to be aware that small changes in experience can have a significant impact on the reserves needed to meet future policy obligations and maintenance costs. For example, if 5% were added to the net benefit ratio* (NBR) in the first year of the projection used to test active life reserves, and all other NBRs increased proportionately, then the necessary active life reserves would need to be increased by approximately $230 million. If the expenses in the active life projection were 5% higher, then the necessary reserves would need to be increased by approximately $20 million.

We did not examine Paul Revere's invested assets and have formed no opinion as to their validity or value. Our analysis assumes that the Company's assets allocated to the individual disability line of business have suitably scheduled maturities and adequate liquidity to meet cash flow requirements. We did not perform cash flow testing.











* Net Benefit Ration (NBR) = [Paid claims + Change in reserves and claim liabilities - Required interest on reserves]/Collected premium adjusted for the change in the due & unpaid premium asset and advance premium liability.

SECTION III.  CALCULATION METHODOLOGY
--------------------------------------------------------------------------------

United States Disability Income (USDI) Business

The USDI business includes the 3 channel (i.e., brokerage, career, and national account) business, private label agreements, inforce blocks acquired from other carriers, and excess risk reinsurance.

USDI Active Life Reserves

Paul Revere actuaries, with direction from M&R, performed a gross premium valuation (i.e., calculated the present value of future expected benefits, commissions, and maintenance expenses less the present value of future expected premiums) to test the adequacy of net GAAP reserves for active lives as of 9/30/96. We analyzed the most recent Paul Revere experience available with respect to morbidity, expenses and lapses.

M&R reviewed Paul Revere's reserves as of 12/31/95; since then, there has been a significant deterioration in morbidity. For this 9/30/96 analysis, we generally assumed that future morbidity will be similar to that of the recent past, with two exceptions: (1) Some modest improvement in physician morbidity was assumed beginning in the fourth quarter of 1998 as physicians become more acclimated to managed care, and (2) A slight upward trend in morbidity of 0.5% to 1.5% per year (compounded) was assumed for various issue year blocks to account for secular deterioration.

It was also assumed that lapses will continue to be fairly low, as has been the recent experience of Paul Revere. The model splits physicians and non-physicians, and physician lapse rates are generally lower than those for non-physicians.

It was assumed that economic inflation will be 3% per year, which is consistent with recent trends. With respect to maintenance expenses, it was assumed that Paul Revere will be able to achieve productivity gains of 6% in each of the first two years of the projection, grading down to 1% in years seven and later. This results in net expense change of -3% (i.e., negative 3 percent) in the first two years, grading up to 2% in years seven and later.

The Paul Revere actuaries calculated portfolio interest rates based on the assets allocated to this line of business, and a level net new money interest rate of 7.8%. This new money rate is consistent with yields on recent new investments at Paul Revere, and assumes that the investment department will be able to lock in some yields when interest rates spike upward due to volatility, in a generally decreasing interest rate environment.

All of these assumptions are described in detail in Appendix A. The model office used to calculate the gross premium valuation is described in Appendix B.

USDI Claim Reserves

M&R reviewed Paul Revere reserves as of 12/31/95; since then there has been a significant deterioration in morbidity. Using the most recent data available, Paul Revere actuaries calculated new claim runoff factors by using a claim development analysis that is standard in the disability insurance industry. These claim reserve factors were trended forward one year so that the resulting claim reserve factors are estimated to be appropriate through 6/30/97. A level equivalent portfolio yield rate was calculated from the active life reserve analysis, and used in the determination of adequate claim reserves. A description of methodology and assumptions is shown in Appendix C.

Canadian Disability Income (CDI) Business

CDI Active Life Reserves

Paul Revere's Canadian disability business, which is only a small part of Paul Revere's total book of disability business, has been profitable and net benefit ratios in recent years have been below 60%. Given the favorable financial results, we concluded that the most recent GAAP active life reserve adequacy test done by the Company was reasonable, and we accepted the test without any changes.

CDI Claim Reserves

Canadian claim reserves were analyzed in the same fashion as U.S. claim reserves. For a description of the methodology and assumptions, see Appendix C.

All Canadian financial results were expressed in terms of U.S. dollars in our analysis.

SECTION IV.  DATA RELIANCE
-------------------------------------------------------------------------------

In conducting our analysis, M&R relied exclusively upon information provided by Paul Revere. We did not audit nor independently verify any of the information furnished, except that we did review the data for reasonableness and consistency. To the extent that any of the data or other information supplied to M&R was incorrect or inaccurate, the results of our analysis could be materially affected.

The principal items which Paul Revere produced and on which we relied were as follows:

-   Calculations from the DI Financial Model (DIFM),

-   Morbidity and persistency studies,

-   Aggregate and unit expense data,

-   Field compensation rates,

- Calculation of asset and liability cash flows and resulting portfolio yield rates,

-   1995 loss recognition testing for all DI business,

-   State of the Business Review (SOBR) from July 1995,

-   Policy year data for new disability sales,

-   Gross loss ratios and net benefit ratios,

- Inforce policy extracts and the grouping thereof for modelling purposes, and

-   Calculation of reserve and other balance sheet items.

In addition to the above, we also relied on verbal discussions with Company personnel from actuarial, underwriting, claims, accounting, investments, marketing, and senior management regarding morbidity and persistency, underwriting practices, claim administration practices, expenses, investment strategies, marketing approaches, and overall company management.

APPENDIX A:  ASSUMPTIONS FOR GROSS PREMIUM VALUATION
--------------------------------------------------------------------------------

LAPSE RATES

Aggregate lapse rates for each channel were based on the 1994-95 Paul Revere channel-specific lapse rates. Actual and smoothed lapse rates are shown below:

====================================================================================================================================
                                         1994-95 PAUL REVERE LAPSE RATES PER 100 EXPOSED
====================================================================================================================================

                                     Brokerage                               Career                         National Account
Policy Year               ----------------------------              ------------------------        --------------------------------
                          Actual              Smoothed              Actual          Smoothed        Actual                Smoothed
====================================================================================================================================
    1                     8.1                    8.1                 7.6              8.0            7.5                   8.0
------------------------------------------------------------------------------------------------------------------------------------
    2                     7.7                    7.7                 9.4              9.0            9.1                   9.0
------------------------------------------------------------------------------------------------------------------------------------
    3                     7.2                    7.1                 6.9              7.5            7.4                   7.4
------------------------------------------------------------------------------------------------------------------------------------
    4                     6.2                    6.5                 7.1              6.5            7.1                   6.9
------------------------------------------------------------------------------------------------------------------------------------
    5                     6.0                    6.0                 6.1              6.1            6.5                   6.4
------------------------------------------------------------------------------------------------------------------------------------
    6                     5.4                    5.4                 5.9              5.6            5.9                   5.9
------------------------------------------------------------------------------------------------------------------------------------
    7                     5.0                    5.0                 5.0              5.0            5.3                   5.3
------------------------------------------------------------------------------------------------------------------------------------
    8                     4.5                    4.5                 3.6              4.3            4.4                   4.8
------------------------------------------------------------------------------------------------------------------------------------
    9                     4.3                    4.3                 3.6              3.7            4.3                   4.3
------------------------------------------------------------------------------------------------------------------------------------
   10                     4.0                    4.1                 4.2              3.7            4.0                   4.0
------------------------------------------------------------------------------------------------------------------------------------
   11+                    4.1                    4.1                 3.7              3.7            2.6**                 4.0
====================================================================================================================================
5y persistency           69.4%                  69.3%               68.0%            68.0%          67.6%                 67.6%
------------------------------------------------------------------------------------------------------------------------------------
10y persistency          54.7%                  54.6%               54.1%            54.1%          52.9%                 52.7%
------------------------------------------------------------------------------------------------------------------------------------
15y persistency          44.4%                  44.3%               44.8%            44.8%          46.4%                 42.9%
====================================================================================================================================

  ** This value is not credible due to the small amount of National Account business in policy durations 11 and later.

The smoothed lapse rates were used in the gross premium valuation.

Within each channel (i.e., brokerage, career, National Account), lapse rates which vary by occupational classification, gender, issue age, etc. were created by Paul Revere. For the 9/30/96 GAAP reserve testing, the Company also created lapse rates for physicians and non-

                                                                      Page A - 1
physicians. The following table expresses the physician and non-physician lapse rates as a multiple of the total lapse rate:

===================================================================================================================================
                              PHYSICIAN & NON-PHYSICIAN LAPSE RATES AS A MULTIPLE OF TOTAL LAPSE RATES
===================================================================================================================================
                                                           Physician Multiple                          Non-Physician Multiple
Issue Year                   Category        --------------------------------------------------------------------------------------
                                                PY 1-10                      PY 11+               PY 1-10                  PY 11+
===================================================================================================================================
1990 & Later                Class 4A            0.80                          0.90                  1.25                  1.13
-----------------------------------------------------------------------------------------------------------------------------------
1989 & Earlier              Brokerage           0.81                          0.90                  1.11                  1.08
-----------------------------------------------------------------------------------------------------------------------------------
1989 & Earlier               Career             0.83                          0.92                  1.12                  1.04
-----------------------------------------------------------------------------------------------------------------------------------
1989 & Earlier              Nat'l Acct          0.70                          0.78                  1.13                  1.10
===================================================================================================================================

Paul Revere lapse studies indicated that lapse rates increase at older attained ages (i.e., ages 60 through 64). To model this increase, the following annual lapse rates were utilized at attained ages 60 through 64:

         ===========================================================
                    LAPSE RATES FOR AGES 60 THROUGH 64
         ===========================================================
                                                Annual Lapse Rate
            Attained Age                         per 100 Exposed
         ===========================================================
              60                                    9.0
         -----------------------------------------------------------
              61                                    9.0
         -----------------------------------------------------------
              62                                   12.0
         -----------------------------------------------------------
              63                                   13.0
         -----------------------------------------------------------
              64                                   16.0
         ===========================================================


The attained age lapse rates shown above were applied to all cells.



                                                                      Page A - 2

EXPENSES

EXPENSE UNIT RATES FOR THE 3 CHANNEL BUSINESS

The 3 channel busines includes brokerage, career, and National Account business. Maintenance expense unit rates for the 3 channel business were developed by Paul Revere using the following methodology:

  1. Updated the 1993 per policy expense so that this unit rate, along with the 1993 per lapse and per collection unit rates, tied to calendar year 1995 expenses for customer service, field clerical, and field financial services.

  2. Set the premium tax unit rate equal to 2.1% to align with Paul Revere's historical experience.

  3. Calculated the claim payment expense as a percentage of paid claims by dividing 1996 annualized claim administration expenses (including legal) by 1996 annualized cash claims.

  4. Revised the percentage of premium expense unit rate so that total expenses produced by the 1995 unit rates replicate 1995 actual expenses.

The approach outlined above resulted in the following unit rates for the 3 channel business:

================================================================================
                EXPENSE UNIT RATES FOR THE 3 CHANNEL BUSINESS
================================================================================
      Expense                   1993           Adjustment            1995
      Category               Unit Rates                            Unit Rates
================================================================================
   Per Policy                  $20.24          $0.80               $21.04
--------------------------------------------------------------------------------
   Per lapse                   $ 4.71          $0.00               $ 4.71
--------------------------------------------------------------------------------
   Per collection              $ 0.19          $0.00               $ 0.19
--------------------------------------------------------------------------------
   % Prem -- Prem Tax           2.08%          0.02%                2.10%
--------------------------------------------------------------------------------
   % Claim                      4.17%          2.68%                6.85%
--------------------------------------------------------------------------------
   % Prem -- Other (incl OH)    4.47%          -1.00%               3.47%
================================================================================


In order to establish the validity of the unit rates shown above, M&R developed an independent set of unit rates using information provided by Paul Revere.
The analysis confirmed that the unit rates shown above are consistent with the underlying data, and fairly represent the expenses that should be used for testing the reserves.

                                                                      Page A - 3

For modeling purposes, the expense unit rates shown above were split by channel using the relationships inherent in Paul Revere's 12/31/95 reserve adequacy analysis. In the model, the unit rates were split by channel in the following manner:

================================================================================
                        EXPENSE UNIT RATES BY CHANNEL
================================================================================

      Expense                Brokerage      Career            National Acct
================================================================================
         Per Policy           $21.22        $19.25               $22.05
--------------------------------------------------------------------------------
         Per Lapse             $4.71         $4.71                $4.71
--------------------------------------------------------------------------------
      Per Collection           $0.19         $0.19                $0.19
--------------------------------------------------------------------------------
   % Premium -- Prem Tax       2.10%         2.10%                2.10%
--------------------------------------------------------------------------------
% Premium -- Other (excl OH)   1.70%         2.00%                2.05%
--------------------------------------------------------------------------------
         % Claim*              6.85%         6.85%                6.85%
================================================================================

  * As claims become older, the claim payment expense unit rate grades down from the initial value of 6.85% to an ultimate value of 2.00% to recognize the reduced cost of handling older claims.

EXPENSE UNIT RATES FOR THE PRIVATE LABEL BUSINESS

Paul Revere has private label agreements with Equitable Life Assurance Society
(ELAS) and The New England (TNE). In the calculations, the National Account expense unit rates given above were used to produce expenses for the ELAS business. The National Account unit rates were used for ELAS because no detailed expense studies have been done for the ELAS segment of the business.

For TNE, the following expense unit rates were utilized:


                 =======================================================
                               EXPENSE UNIT RATES FOR TNE
                 =======================================================
                         Expense                     Unit Rate
                 -------------------------------------------------------
                         Per Policy*                  $14.51
                 -------------------------------------------------------
                         Per Lapse                     $4.71
                 -------------------------------------------------------
                       Per Collection                  $0.19
                 -------------------------------------------------------
                   % Premium -- Prem Tax               2.10%
                 -------------------------------------------------------
                   % Premium -- Other**                2.34%
                 -------------------------------------------------------
                        % Claim***                     8.56%
                 =======================================================


  * The per policy unit rate of $14.51 = $22.05 x ($13.98 divided by $21.25), where $22.05 is the 1995 National Account per policy unit rate, $13.98 is the 1993 TNE per policy unit rate, and $21.25 is the 1993 National Account per policy unit rate.


                                                                      Page A - 4

  ** The percentage of premium expense of 2.34% = 2.05% x (5.97% divided by 5.23%), where 2.05% is the 1995 National Account percent of premium unit rate, 5.97% is the 1993 TNE percent of premium unit rate, and 5.23% is the National Account percent of premium unit rate.


  *** The percentage of paid claims of 8.56% = 6.85% divided by 0.80 since Paul Revere only has 80% of the risk (and thus only models 80% of the benefit payments) but is responsible for paying 100% of the cash benefits.

Since Paul Revere is only taking 80% of the risk on TNE business, a morbidity allowance of 2% of premium in policy year 1 and 11.8% of premium in policy years 2 and later is paid by Paul Revere to TNE. This was incorporated into the model by including a 10% of premium morbidity allowance in the first calendar year of the projection, and 11.8% of premium thereafter. The 10% of premium was derived by assuming that TNE collected premium in the first calendar year of the projection consists of approximately 20% first year premium and 80% renewal premium.

INFLATION RATES AND PRODUCTIVITY GAINS

Economic inflation is assumed to be 3% per year. This is consistent with the recent trend in the CPI-U values over the past four years:


               ===============================================
                           HISTORICAL CPI-U VALUES
               ===============================================
                      Calendar Year              CPI-U
               ===============================================
                         1992                    3.0%
               -----------------------------------------------
                         1993                    3.0%
               -----------------------------------------------
                         1994                    2.6%
               -----------------------------------------------
                         1995                    2.8%
               ===============================================

To develop the productivity gains, M&R reviewed Paul Revere's forecast and found that premium is expected to grow by 50% over the next five years. However, sales for 1996 are 20% lower than projected, so it is necessary to reduce the projected premium growth over the next five years from 50% down to 35%. This translates into an approximate annual premium growth of 6% per year. Given this expected premium growth, and assuming staffing levels remain fixed, productivity gains could be as high as 6% per year. However, to support premium growth of 6% per year, it is recognized that staffing levels must increase to a certain extent, but not at the same rate as the premium. For this reason, productivity gains are assumed to be 6% for the first 2 years of the projection, then grade off to 1% over the next 5 years. This leads to the following net expense rate changes:


                                                                      Page A - 5

================================================================================
                            NET EXPENSE RATE CHANGES
================================================================================

       Year of           Inflation       Productivity      Net
      Projection           Rate             Gain          Change
================================================================================
          1                 3%              (6)%           (3)%
--------------------------------------------------------------------------------
          2                 3%              (6)%           (3)%
--------------------------------------------------------------------------------
          3                 3%              (5)%           (2)%
--------------------------------------------------------------------------------
          4                 3%              (4)%           (1)%
--------------------------------------------------------------------------------
          5                 3%              (3)%            0%
--------------------------------------------------------------------------------
          6                 3%              (2)%            1%
--------------------------------------------------------------------------------
          7+                3%              (1)%            2%
================================================================================

The net expense rate changes given in the table above were applied to per policy, per lapse, per collection, and "other" percentage of premium expenses.


                                                                      Page A - 6

MORBIDITY

I. 1991 AND EARLIER ISSUES

   The following tables show actual to expected incidence and claim persistency rates calculated by Paul Revere and based on data through July 1996. The expected values are from a Paul Revere morbidity table based on data from 1985 - 1986. These actual to expected values include total plus residual disabilities, males and females, standard and substandard business, California and Florida business, and are split by physician and non-physician business.

   A. Incidence Rates (A/E)

      1. Non-physicians

================================================================================
                 ACTUAL-TO-EXPECTED PHYSICIAN INCIDENCE RATES
================================================================================
                                  Calendar Year
                 -----------------------------------------------
      Issue Year                                                     Assumption
                     85-95       92        93        94*       95*
================================================================================
         Pre-81       0.78      0.75      0.75      0.73      0.70      0.71
--------------------------------------------------------------------------------
         81-84        0.96      1.02      0.81      0.85      0.68      0.84
--------------------------------------------------------------------------------
         85-89        1.14      1.16      1.08      1.09      0.95      1.09
--------------------------------------------------------------------------------
         90-91        0.85      0.78      0.96      0.96      0.86      0.97
================================================================================

      2. Physicians

================================================================================
                ACTUAL-TO-EXPECTED NON-PHYSICIAN INCIDENCE RATES
================================================================================
                                  Calendar Year
                 -----------------------------------------------
      Issue Year                                                     Assumption
                     85-95       92        93        94*       95*
================================================================================
         Pre-81       0.85      0.72      0.76      0.77      0.99      1.00
--------------------------------------------------------------------------------
         81-84        1.02      0.87      0.98      0.93      1.27      1.30
--------------------------------------------------------------------------------
         85-89        1.14      1.24      1.11      1.16      1.24      1.38
--------------------------------------------------------------------------------
         90-91        1.05      0.90      1.27      1.31      1.00      1.30
================================================================================

         *1994 and 1995 incidence rates are not fully developed. 1995 rates were increased by 3% to 4% (i.e., multiplied by 1.03 to 1.04) and 1994 rates were increased by 1% to 2% to estimate mature data.


                                                                      Page A - 7

         B. Claim Persistency Rates (A/E)

            1. Non-physicians

                 =========================================================================
                           ACTUAL-TO-EXPECTED NON-PHYSICIAN CLAIM PERSISTENCY RATES
                 =========================================================================
                  Cal Year      84-95      91        92        93*       94*    Assumption
                 =========================================================================

                 =========================================================================
                                                 Pre-1981 Issues
                 -------------------------------------------------------------------------
                   12 mo        1.200     1.127     1.327     1.563     1.328     1.56
                 -------------------------------------------------------------------------
                   24 mo        1.028     1.060     1.031     0.963               1.02
                 -------------------------------------------------------------------------
                   36 mo        0.794     0.713     0.802                         0.85
                 =========================================================================
                 =========================================================================
                                                 1981-1984 Issues
                 -------------------------------------------------------------------------
                   12 mo        1.379     1.436     1.336     1.537     1.487     1.64
                 -------------------------------------------------------------------------
                   24 mo        1.039     1.066     1.064     0.955               1.04
                 -------------------------------------------------------------------------
                   36 mo        0.922     0.839     1.029                         0.95
                 =========================================================================

                 =========================================================================
                                                 1985-1989 Issues
                 -------------------------------------------------------------------------
                   12 mo        1.564     1.508     1.869     1.706     1.355     1.72
                 -------------------------------------------------------------------------
                   24 mo        0.980     1.003     1.027     0.894               1.01
                 -------------------------------------------------------------------------
                   36 mo        0.897     1.023     0.963                         1.01
                 =========================================================================

                 =========================================================================
                                                 1990-1991 Issues
                 -------------------------------------------------------------------------
                   12 mo        1.436     1.332     1.343     1.635     1.331     1.60
                 -------------------------------------------------------------------------
                   24 mo        1.001     1.170     0.863     0.991               1.02
                 -------------------------------------------------------------------------
                   36 mo        0.705     1.009     0.986                         1.00
                 =========================================================================

                                                                        Page A-8

   2. Physicians


       ========================================================================
                 ACTUAL-TO-EXPECTED PHYSICAIN CLAIM PERSISTENCY RATES
       ========================================================================
         Cal Year    84-85      91      92    93*     94     Assumption
       ========================================================================

       ========================================================================
                                  Pre-1981 Issues
       ------------------------------------------------------------------------
           12 mo     1.376     1.254   1.678  1.395  1.540      1.56
       ------------------------------------------------------------------------
           24 mo     1.028     1.059   0.964  0.950             1.01
       ------------------------------------------------------------------------
           36 mo     0.824     0.791   0.864                    0.90
       ========================================================================

       ========================================================================
                                  1981-1984 Issues
       ------------------------------------------------------------------------
           12 mo     1.290     0.959   1.427  1.782  1.384      1.61
       ------------------------------------------------------------------------
           24 mo     1.046     1.058   1.052  1.074             1.08
       ------------------------------------------------------------------------
           36 mo     0.872     0.945   0.732                    0.90
       ========================================================================

       ========================================================================
                                  1985-1989 Issues
       ------------------------------------------------------------------------
           12 mo     1.407     1.249   1.605  1.526  1.598      1.70
       ------------------------------------------------------------------------
           24 mo     0.997     1.013   1.076  0.833             1.00
       ------------------------------------------------------------------------
           36 mo     0.847     1.025   0.821                    1.00
       ========================================================================

       ========================================================================
                                  1990-1991 Issues
       ------------------------------------------------------------------------
           12 mo     1.079     0.772   0.883  1.412  1.455      1.60
       ------------------------------------------------------------------------
           24 mo     0.944     0.199   1.011  1.205             1.00
       ------------------------------------------------------------------------
           36 mo     0.544     1.148   0.935                    1.00
       ========================================================================

           * 1994 12-month persistency rates and 1993 24-month persistency rates are not fully developed; the 1994 12-month rates were increased by 15% to 20% and the 1993 24-month rates were increased by 4% to 6% to estimate mature data.


C. Loads for recent deterioration were added to physician morbidity as follows:

          ================================================================
                LOADS TO PHYSICIAN MORBIDITY FOR RECENT DETERIORATION
          ================================================================
                    Issue Years               Deterioration Load
          ================================================================
                     1981-1984                       55%
          ----------------------------------------------------------------
                     1995-1989                       40%
          ----------------------------------------------------------------
                     1990-1991                       15%
          ================================================================


                                                                  Page A - 9

D. Assumptions for physician morbidity improvements

   Physician morbidity has deteriorated since 1992 probably due to managed care and falling physician incomes. It is reasonable to expect physician morbidity to stabilize and eventually improve as managed care is implemented in all states, and physicians become acclimated to it. The morbidity scenario assumes that physician morbidity remains at the most recent levels for 2 years before improvements begin. The following table shows the assumptions for physician morbidity improvements (morbidity index is defined as the product of incidence rate and first year claim persistency):


  ==========================================================================
                       PHYSICIAN MORBIDITY IMPROVEMENTS
  ==========================================================================
    Issue      Starting   Improvement     Ending   1987-1992     Ratio of
    Years      Morbidity   Scenario     Morbidity  Morbidity     Ending to
                Index                     Index      Index       1987-1992
  ==========================================================================
   Pre-1981      1.56     3% for 7 yrs    1.26        1.14          1.11
  --------------------------------------------------------------------------
   1981-1984     3.24     5% for 13 yrs   1.66        1.29          1.29
  --------------------------------------------------------------------------
   1985-1989     3.28     5% for 9 yrs    2.08        1.54          1.35
  --------------------------------------------------------------------------
   1990-1991     2.39     5% for 8 yrs    1.59        1.29*         1.23
  ==========================================================================

   * Fully developed data was not available for 1990-91 issues; because morbidity for 1990-91 issues is similar to 1981-84 issues, it was assumed that the 1987-1992 morbidity index for the 1990-91 issues is the same as that given for the 1981-84 issues.

II. 1992-1995 ISSUES

    Because actual to expected data for these more recent issues was not fully developed, the morbidity assumptions outlined in Paul Revere's July 1995, State of the Business Review were used with the following changes:

    A. Loaded 40% for CA and FL business, reduced by higher CA and FL premium rates.

    B. Assumed that improvement in underwriting and product decrease morbidity by 8%.

    C. Assumed that improved claim practices improve morbidity by 3%.

    D. Loaded 14% for recent deterioration in claim termination rates (4% from Paul Revere trend assumption, plus an additional 10%).

    It is believed that the above adjustments (A through D) result in a morbidity level which is close to 1996 pricing assumptions.




                                                                    Page A - 10

   E. Loaded for physician morbidity deterioration, stabilization and improvement as follows:

         1. Increased the morbidity index in the third and fourth policy years to 1.36%* and 1.40*, respectively. This results in morbidity which is 140% of Paul Revere's July 1995, State of the Business Review in the third policy year, and 132% in the fourth policy year.

         2. For the fifth policy year, used 115%. Beginning in the sixth policy year, assumed physician morbidity is 105% of Paul Revere's July 1995, State of the Business Review.

         * Experience on the 1990-1991 issues indicated that this morbidity index should be about 1.50. However, the index was reduced to 1.36 and 1.40 to recognize the underwriting and product changes directed at physician business.

   F. Replaced the load for residual benefits in Paul Revere's July 1995, State of the Business Review with 28% for residual benefits only (which was based on experience data), and 35% for the combination of residual and recovery benefits.

III. 1996 ISSUES

   The morbidity assumptions outlined in Paul Revere's July 1995, State of the Business Review were used with the following changes:

   A. Loaded 20% for CA and FL business, reduced by higher CA and FL premium rates.

   B. Assumed that improvements in underwriting and product decrease morbidity by 12%.

   C. Assumed that improved claim practices decrease morbidity by 3%.

   D. Loaded 14% for recent deterioration in claim termination rates (4% from Paul Revere trend assumption, plus an additional 10%).

   It is believed that the above adjustments (A through D) result in a morbidity level which is about 4% less than 1996 pricing assumptions.

   E. Replaced the load for residual benefits in Paul Revere's July 1995, State of the Business Review with 28% for residual benefits only (which was based on experience data), and 35% for the combination of residual and recovery benefits.


                                                                Page A - 11

IV.  NET BENEFIT RATIO ADJUSTMENTS


     The above morbidity assumptions serve as the starting point for projections. Initial net benefit ratios (NBRs) were calculated from the model, then the morbidity assumptions were adjusted so that model NBRs agree with actual NBRs. Initial loss ratio results for the first three quarters of 1996 were not materially different from the results exhibited during the first two quarters of 1996. For this reason, the following factors were used so that model NBRs agree with actual NBRs for the 12 months ending June 1996:



        ===========================================================================
             NBR ADJUSTMENT FACTORS APPLIED TO PAID CLAIMS & CLAIM RESERVES
        ---------------------------------------------------------------------------
        Issue Year                       Physician                    Non-Physician
        ===========================================================================
        Pre-1981                           1.81*                        1.41**
        ---------------------------------------------------------------------------
        1981-1984                          0.92                         1.56
        ---------------------------------------------------------------------------
        1985-1989                          0.98                         1.11
        ---------------------------------------------------------------------------
        1990-1991                          1.03                         1.12
        ---------------------------------------------------------------------------
        1992 & Later                       1.04                         1.08
        ===========================================================================

                * Grades to 1.05 by year 6 of the projection.
               ** Grades to 1.15 by year 4 of the projection.


     As indicated by the table above, adjustments are done separately for physicians and non-physicians within each issue year block.

V.   SHAPE OF MORBIDITY CURVE


        A. Non-Physicians: Recent non-physician claim costs (as measured by incidence times first year claim persistency) were examined by attained age to determine if the shape of the Paul Revere morbidity table is still reasonable. The following table shows the results of this study:




==============================================================================================
                     EXAMINATION OF NON-PHYSICIAN CLAIM COSTS BY ATTAINED AGE
==============================================================================================
PIVOTAL              RATIO OF RECENT CLAIM COSTS TO PAUL REVERE MORBIDITY TABLE CLAIM COSTS
ATTAINED AGE         -------------------------------------------------------------------------
                     Pre-1981 Issues    1981-84 Issues    1985-89 Issues    1990-91 Issues
==============================================================================================
Less than 37            1.11               1.15              1.19              1.34
----------------------------------------------------------------------------------------------
      37                1.11               1.23              1.47              1.59
----------------------------------------------------------------------------------------------
      42                1.11               1.17              1.14              0.93
----------------------------------------------------------------------------------------------
      47                1.11               1.04              0.96              0.74
----------------------------------------------------------------------------------------------
      52                1.11               0.96              0.71              0.66
----------------------------------------------------------------------------------------------
      57                1.11               0.80              0.61              0.66
----------------------------------------------------------------------------------------------
      62                0.77               0.63              0.52              0.66
==============================================================================================


                                                                    Page A - 12

          For other than the 1985-89 issues, two-thirds of the deviation from
          1.00 was used to reflect a change in the slope of the non-physician morbidity curve by attained age. The attained age modifications for the 1990-91 issues were also used for the 1992 and later issues. Because the 1985-89 issue block experience has been worse than other blocks, one-half of the deviation from 1.00 was used.

      B. Physicians: For physician business issued prior to 1992, attained age morbidity improvements have implicitly been included in the projections in the manner described above in Section I.D. For business issued in 1992 and later, one-quarter of the deviation from
          1.00 of the attained age non-physician modifications from issue years 1990-1991 was used.

VI.   TREND

      Except for issue blocks 1985-89 and 1990-91, the above morbidity assumptions were increased by 0.5% per year compounded (no cap) to account for secular deterioration. To account for increased deterioration due to liberal underwriting and policy provisions, the morbidity assumptions were increased by 1.5% per year for the 1985-1989 issues, and by 1.0% per year for 1990-1991 issues.

VII.  FEMALE MORBIDITY

      A. 1991 and Earlier Issues: The expected morbidity is for males only and has been adjusted by actual to expected experience, where actual includes male and female experience.

      B. 1992 and Later Issues: The morbidity assumptions outlined in Paul Revere's July 1995, State of the Business Review have female to male factors based on recent Paul Revere experience.


                                                                     Page A - 13

FIELD COMPENSATION

Field compensation rates utilized in the 9/30/96 calculations were the same as those used in Paul Revere's 12/31/95 tests of GAAP active life reserve adequacy. This assumption was carried forward because it was found that the aggregate level of projected renewal compensation emerging from the 12/31/95 calculations is consistent with the level of actual renewal compensation observed from 1993 through 1996 and the pattern of renewal compensation scales payable on policies inforce.


                                                                     Page A - 14

INVESTMENT EARNINGS RATES

GROSS NEW MONEY YIELD RATES

The interest rate on 30 year U.S. treasury bonds has been hovering around 7%. Current Corporate A bond rates have a 0.6% to 0.8% spread over the treasury rate. Paul Revere is additionally compensated when forward committing future cash flows by an additional 0.10% to 0.15%. The rate currently available when locking-in long term cash flows with a forward commitment of 1 to 3 years is 7.9%. Paul Revere is executing a lock-in strategy during 1996 at a pace of $100 million to $200 million per month, and therefore assumed a 7.9% rate for new money cash flows (before investment expenses and defaults).

Paul Revere's investment mix includes securities with equity participation such as equity linked notes (ELNs) and convertible bonds. 10% of new cash flows are anticipated to be invested in these types of securities. Paul Revere's equity participation for ELNs and convertibles is assumed to generate 150 to 200 basis points per year of equity gains, net of defaults, over and above a Corporate A bond rate. It is assumed that the overall investment yield pick-up from this program is 15 to 20 basis points.

INVESTMENT EXPENSES AND DEFAULTS

Investment expenses have historically been between 10 and 15 basis points. Future expenses are expected to be constrained, while the portfolio continues to grow.

Defaults are assumed to be 10 to 15 basis points, which is based primarily on historical defaults for Corporate A rated bonds. As stated above, other types of investments will have equity gains which offset expected defaults (i.e., produce 150 to 200 basis points net of defaults).

It is assumed that investment expenses and defaults cost 25 basis points on new money, and 30 basis points on exisiting assets.


                                                                     Page A - 15

AGGREGATE YIELD RATES

New money investments are assumed to yield a net rate of 7.8%. This value was developed as follows:



                ===============================================
                             NEW MONEY YIELD RATE
                ===============================================
                Gross new money rate                    7.90%
                -----------------------------------------------
                Less expenses and defaults              0.25%
                -----------------------------------------------
                Plus equity gains                       0.15%
                ===============================================
                Equals net new money yield rate         7.80%
                ===============================================


To produce aggregate yield rates, the new money yield rate shown above was combined with a yield rate projection on existing assets. Following are the aggregate yield rates that were used in the calculations:



           ===============================================================
                            AGGREGATE YIELD RATES
           ===============================================================
             Calendar Year    Yield Rate    Calendar Year     Yield Rate
           ===============================================================
                                                <C
                  1997           7.77%          2012            7.66%
           ---------------------------------------------------------------
                  1998           7.76%          2013            7.66%
           ---------------------------------------------------------------
                  1999           7.75%          2014            7.64%
           ---------------------------------------------------------------
                  2000           7.75%          2015            7.63%
           ---------------------------------------------------------------
                  2001           7.74%          2016            7.63%
           ---------------------------------------------------------------
                  2002           7.72%          2017            7.61%
           ---------------------------------------------------------------
                  2003           7.70%          2018            7.60%
           ---------------------------------------------------------------
                  2004           7.69%          2019            7.58%
           ---------------------------------------------------------------
                  2005           7.69%          2020            7.57%
           ---------------------------------------------------------------
                  2006           7.69%          2021            7.61%
           ---------------------------------------------------------------
                  2007           7.68%          2022            7.69%
           ---------------------------------------------------------------
                  2008           7.68%          2023            7.75%
           ---------------------------------------------------------------
                  2009           7.67%          2024            7.77%
           ---------------------------------------------------------------
                  2010           7.67%          2025            7.78%
           ---------------------------------------------------------------
                  2011           7.66%          2026            7.78%
           ===============================================================


The aggregate yield rates shown above are net of investment expenses and defaults, and include capital gains.

                                                                     Page A - 16

APPENDIX B:  DESCRIPTION OF THE MODEL
--------------------------------------------------------------------------------

             MODEL DESCRIPTION FOR U.S. DISABILITY, ACTIVE LIVES

Paul Revere actuaries projected cash flows using Paul Revere's DI Financial Model (DIFM), which is typically used for DAC recoverability testing. Adjustments were made to explicitly model the 1994 rate book, and to model business in force as of 9/30/96. The model projects future premiums, commissions, expenses, cash benefit payments, and claim reserves for claims incurred after 9/30/96. For claims incurred prior to 9/30/96, a separate projection was made of cash benefits and claim reserve run-outs. These existing claims were needed to validate the model to Paul Revere's historical net benefit ratios.

The model office consists of 3,254 cells to represent the book of business. The major model office parameters are issue year group, distribution channel, product plan, ratebook, issue age, sex, elimination period, benefit period, occupational classification, physician or non-physician, and policy duration. This model office structure was chosen to provide adequate representation of varying products and rate levels as well as allowing for sufficient breakdowns to accommodate material variations in assumptions. Documentation is available which shows the premium breakdown according to all the variables mentioned above. Projections were made for 30 years, from 1996 through 2025.

The output from this model is an estimate of cash flows for policy benefits, commissions, expenses, and premiums. A separate spreadsheet was used to calculate the present value of policy benefits, commissions, expenses and premiums using the aggregate yield rates shown in Appendix A. These present values are used to measure the adequacy of net GAAP reserves, and determine DAC recoverability. Aggregate adjustments were made to reflect the effect of expected experience credits from the reinsurance ceded to Lincoln National, and the effect of the assumed reinsurance of various closed blocks of inforce disability business. This spreadsheet was also used to calculate and graph the net benefit ratios for each year of the projection.


                                                                   Page B-1

APPENDIX C: CLAIM RESERVE TESTING
-------------------------------------------------------------------------------

Paul Revere's claim reserves were tested against an assumed adequate break-even reserve calculated using recent actual experience trended forward to 6/30/97. Paul Revere's Claim Runoff System (CRS) was used to develop factors that, when applied to Paul Revere's current reserves at each monthly duration since onset of disability, would produce a reserve that is expected to fund anticipated future claim payments, but not provide any margins for adverse deviations. These factors were trended to 6/30/97 and then applied to Paul Revere's GAAP reserves calculated as of 9/30/96.

Tabular Reserves

CRS was used to develop factors which, when applied to the current reserves, would give the reserve necessary to cover the experience after that duration. The factors used a composite GAAP valuation yield rate of 7.65%. The study works backwards from the longest duration for which there is sufficient statistically credible data. That duration was the end of the seventh year for the U.S. business and the end of the fourth year for the Canadian business. It was at these durations that a completion reserve was established. This study was done for all of the Canadian business and for the U.S. business excluding Excess Risk Reinsurance (ERR), Private Label (PL), and In-force Blocks (IfB). These other U.S. segments were studied separately.

Run-out factors were developed that would adjust the reserve at each monthly duration such that the paid claims plus any ending completion reserve at the longest duration would be exactly funded. The following table illustrates weighted average increases in the claim reserves resulting from the application of these run-out factors:

  =============================================================
            WEIGHTED AVERAGE CLAIM RESERVE LOADINGS
  =============================================================
   Duration of Disability           U.S.                Canada
  =============================================================
      First 12 Months               52%                  -5%
  -------------------------------------------------------------
    Months 13 through 24            21%                   2%
  -------------------------------------------------------------
     36 Months & Later               3%                   0%
  =============================================================

The complete set of run-out factors was applied to the reserves calculated using the traditional Paul Revere method to determine the sufficiency or deficiency of the tabular reserves as of 9/30/96.


                                                                      Page C - 1

Incurred But Not Reported (IBNR) Reserves

Studies were performed to review the recent historical experience of unreported claims and reopened claims separately. Actual historical paid benefits combined with reserves calculated on the above strengthened basis were compared to the IBNR reserves each month over the past 36 months. Pending claims were calculated as a tabular claim and added to the values derived from the unreported and re-opened studies. These studies were performed separately for U.S. and Canada and trended forward to 6/30/97.

Excess Risk Reinsurance (ERR), Private Label (PL), Inforce Blocks (IfB)

ERR utilized a combined IBNR and Tabular study which reviewed the reserve run-out over the first two years of disability. The completion reserve at the end of twenty-four months was set equal to the strengthened tabular reserve calculated above for that duration.

Paul Revere has not been collecting the claim information on the PL and IfB segments of the business for very long. Consequently, the amount of data is limited. Therefore, the statutory schedule H run-out for these segments was reviewed, and then compared to the U.S. business (excluding ERR, PL, and IfB) statutory schedule H run-out. This relationship was then assumed to carry over to the GAAP run-out experience and an adjustment was made to the PL and IfB GAAP reserves.

Claim Expense Reserve

A new claim expense reserve was calculated using the assumptions in the loss recognition study and compared to the existing claim expense reserve.

Interest Margin

A small interest margin was determined by comparing the new reserves calculated at the aggregate GAAP valuation rate (7.65% U.S.; 8.3% Canada) to the new reserves calculated at the aggregate portfolio rate (7.68% U.S.; 9.1% Canada).


                                                                      Page C - 2